News Release                                                                                     Exhibit 99.1

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Announces Record Results for
Fourth Quarter and Year-end - Fiscal 2005

MUSCATINE, Iowa (February 8, 2006) - HNI Corporation (NYSE: HNI) today announced record fourth quarter sales of $661.9 million and net income of $35.8 million for the quarter ending December 31, 2005.  For the year ended fiscal 2005, the Corporation reported record sales and net income of $2.5 billion and $137.4 million.

Fourth Quarter

Dollars in Millions	Three Months Ended		Percent
Except per share data	12/31/2005	01/01/2005	Change

Net Sales	$661.9	$547.3	20.9%
Gross Margin	$241.5	$192.3	25.6%
Gross Margin %	36.5%	35.1%
SG&A	$184.0	$147.3	24.9%
SG&A %	27.8%	26.9%
Operating Profit	$57.6	$45.0	27.9%
Operating Profit %	8.7%	8.2%
Net Income	$35.8	$28.6	25.0%

Earnings per share - Diluted	$0.67	$0.51	31.4%

Consolidated net sales for the fourth quarter increased to $661.9 million, compared to $547.3 million for the same quarter last year.  Acquisitions completed during 2005 accounted for $28 million or 5.0 percentage points of the increase in sales.  "We experienced especially strong organic growth across our multiple companies and multiple brands," said Stan Askren, HNI Corporation Chairman, President and CEO.

Net income was $35.8 million compared to $28.6 million in the same period in 2004, an increase of 25.0 percent.  The Corporation increased its annualized effective tax rate for 2005 to 36.0 percent during the fourth quarter compared to 35.5 percent in third quarter 2005 due primarily to increased state taxes.  This resulted in an effective tax rate for the fourth quarter 2005 of 37.4 percent.  Net income per share was $0.67 per diluted share compared to $0.51 per diluted share in the fourth quarter, 2004, an increase of 31.4 percent.  Included in fourth quarter 2005 results were net pre-tax restructuring charges and accelerated depreciation of $2.8 million or approximately $0.03 per diluted share due to plant closures and consolidations.  Net income per share was favorably impacted $0.03 per share as a result of the Corporation's share repurchase program.

Gross margins for the fourth quarter were 36.5 percent compared to 35.1 percent for the same quarter last year.  "Gross margin improvement reflects the benefit of price realization and strong volume, in addition to a moderation of steel and other material prices from fourth quarter 2004 levels," said Mr. Askren.

Total selling and administrative expenses, including restructuring charges, for the quarter increased as a percent of sales to 27.8 percent, compared to 26.9 percent in the fourth quarter 2004.  Included in fourth quarter 2005 were increased freight and distribution costs of $13 million due to volume, rate increases and fuel surcharges; selling and administrative costs of $8 million associated with the new acquisitions; $2.4 million of restructuring charges from the shutdown of two office furniture facilities that began in the third quarter 2005; investments in selling and marketing initiatives and product launches; and increased profit-sharing and incentive compensation due to strong results.

Full Year
Dollars in Millions	Twelve Months Ended		Percent
Except per share data	12/31/2005	01/01/2005	Change

Net Sales	$2,450.6	$2,093.4	17.1%
Gross Margin	$887.9	$751.3	18.2%
Gross Margin %	36.2%	35.9%
SG&A	$672.4	$572.9	17.4%
SG&A %	27.4%	27.4%
Operating Profit	$215.5	$178.4	20.8%
Operating Profit %	8.8%	8.5%
Net Income	$137.4	$113.6	21.0%

Earnings per share - Diluted	$2.50	$1.97	26.9%

For the full year, net sales increased to a record $2.5 billion, a 17.1 percent increase from sales of $2.1 billion in 2004.  Sales from the Corporation's acquisitions during 2005 accounted for approximately $92 million or 4.4 percentage points of the sales increase.

Net income reached a record $137.4 million compared to $113.6 million in 2004, an increase of 21.0 percent.  Net income per share was $2.50 per diluted share compared to $1.97 per diluted share in 2004, an increase of 26.9 percent.  Included in the 2005 results were net pre-tax restructuring charges and accelerated depreciation of $4.1 million or approximately $0.04 per diluted share due to plant closures and consolidations.  The 2004 results included net pre-tax restructuring charges of $0.9 million or approximately $0.01 per diluted share.  Net income per share was positively impacted approximately $0.11 as a result of the Corporation's share repurchase program that reduced average shares outstanding by 2.5 million shares compared to 2004.

Gross margins for the year improved to 36.2 percent compared to 35.9 percent in 2004.  "Our ongoing cost reduction initiatives in addition to the benefit of price realization have enabled us to offset the significant steel and other material price increases we have experienced over the past two years," stated Mr. Askren.

Selling and administrative expenses for the year, including restructuring charges, totaled $672.4 million compared to $572.9 million in 2004.  As a percent of sales, selling and administrative expenses remained flat at 27.4 percent.  Included in 2005 were increased freight and distribution costs of $34 million due to volume, rate increases and fuel surcharges; selling and administrative costs of $26 million associated with the new acquisitions; restructuring charges of $3.5 million from the shutdown of two office furniture facilities; investments in selling and marketing initiatives and product launches; and increased profit-sharing and incentive compensation due to strong results.  Included in 2004 were net restructuring charges of $0.9 million related to plant closures and consolidations.

Cash flow from operations for the year increased to $201.0 million compared to $194.3 million last year.  Capital expenditures were $41.8 million in 2005 compared to $35.8 million in 2004.  During 2005, ten acquisitions were completed to support specific operating company strategies in both office furniture and hearth segments for $33.8 million.  The Corporation repurchased 4,059,068 shares of its common stock at a cost of approximately $202.2 million or $49.82 per share during 2005, compared to 3,641,400 shares at a cost of approximately $145.6 million or $39.99 per share in 2004.  There is approximately $143.5 million remaining under the current repurchase authorization.  Consistent with the Corporation's strategy of operating with a more efficient capital structure, the Corporation utilized its revolving credit facility to fund acquisitions, share repurchases, and seasonal cash requirement needs for a net increase in borrowings of $141 million in 2005.  "We continued to invest in core growth initiatives and strategic acquisitions and returned cash to shareholders through share repurchases while maintaining significant capacity to fund our future growth," stated Mr. Askren.

Office Furniture

	Three Months Ended		Percent	Twelve Months Ended		Percent
Dollars in Millions	12/31/2005	01/01/2005	Change	12/31/2005	01/01/2005	Change

Sales	$495.6	$400.7	23.7%	$1,855.6	$1,570.8	18.1%
Operating Profit	$42.2	$38.1	10.9%	$176.3	$154.9	13.8%
Operating Profit %	8.5%	9.5%		9.5%	9.9%

Fourth quarter sales for the office furniture segment increased $94.8 million to $495.6 million from $400.7 million for the same quarter last year.  Sales from the Corporation's acquisitions in 2005 accounted for $23 million or 5.7 percentage points of the increase.  Operating profit as a percent of net sales decreased to 8.5 percent compared to 9.5 percent in 2004.  Operating profit was negatively impacted by $2.8 million of costs related to facility shutdowns.  In addition, the Corporation continued to make investments in the areas of selling, product launches and strategic distribution acquisitions that had an expected negative impact on profitability.  "These investments in the front-end of our business are consistent with our stated strategy of creating long-term economic profit," stated Mr. Askren.

Net sales for the year increased $0.3 billion to $1.9 billion from $1.6 billion in 2004.  Sales from the Corporation's acquisitions in 2005 accounted for approximately $66 million or 4.2 percentage points of the increase.  Operating profit as a percent of net sales decreased to 9.5 percent compared to 9.9 percent in 2004.  Operating profit was negatively impacted by $4.1 million of costs related to facility shutdowns in 2005 compared to $0.9 million in 2004.

Hearth Products

	Three Months Ended		Percent	Twelve Months Ended		Percent
Dollars in Millions	12/31/2005	01/01/2005	Change	12/31/2005	01/01/2005	Change

Sales	$166.3	$146.6	13.4%	$594.9	$522.7	13.8%
Operating Profit	$25.1	$18.5	36.0%	$74.8	$62.2	20.4%
Operating Profit %	15.1%	12.6%		12.6%	11.9%

Fourth quarter net sales for the hearth products segment increased $19.7 million to $166.3 million from $146.6 million for the same quarter last year.  Sales from the Corporation's acquisitions during 2005 accounted for approximately $5 million or 3.1 percentage points of the increase.  Operating profit as a percent of net sales increased to 15.1 percent compared to 12.6 percent in 2004 due to volume and cost controls.  "Our hearth segment experienced strong market performance as a result of continued investment in brand initiatives and a strong focus on cost improvement," stated Mr. Askren.

Net sales for the year increased $72.3 million to $594.9 million compared to $522.7 million in 2004.  Sales from the Corporation's acquisitions in 2005 accounted for approximately $26 million or 5.0 percentage points of the increase.  Operating profit as a percent of net sales increased to 12.6 percent compared to 11.9 percent in 2004 due to volume and increased price realization.

2005 Summary

"We are very pleased with the Corporation's overall 2005 results.  We reported record sales, record earnings, and record net income per share," said Mr. Askren.  The Corporation completed and successfully integrated strategic acquisitions, and its core businesses performed well and gained market share.  "Our results are driven by our unique member-owner culture.  We thank each of our members for their hard work and dedication that made it possible for us to achieve these strong results in 2005," said Mr. Askren.

2006 Outlook

Global Insight, BIFMA's forecasting consultant, is estimating U.S. office furniture shipments to increase 7% in 2006 compared to approximately 13% in 2005.  The housing market, a key indicator for the hearth industry, is expected to soften from its record levels but will remain at healthy levels.

"We anticipate 2006 will be another good year," said Mr. Askren.  "We will continue to execute on our strategy for aggressive profitable growth, continuously investing in our core markets and strategic acquisitions where we can generate returns to enhance shareholder value.  Overall, we expect to continue to outperform the industry."

"First quarter 2006 organic sales growth will be solid but not as strong as the extraordinary levels seen in the first quarter 2005, as industry trends have moderated," said Mr. Askren.  "As we continue to build a market driven operationally excellent organization, we are investing in opportunities that we believe will drive growth and create long-term shareholder value.  Consistent with our strategy, the first quarter will reflect strategic investments in our office furniture and hearth distribution, product development and product launches, in addition to our recently announced acquisition of Lamex.  Overall, we anticipate gross margins will increase slightly over the prior year quarter and SG&A as a percentage of sales will increase due to strategic investments and initiatives and increased fuel and freight costs.  In addition, our move to a more efficient capital structure will result in incremental interest expense as we maintain modest debt leverage."

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call

HNI Corporation will host a conference call on Wednesday, February 8, 2006 at 1:30 p.m. CST to discuss fourth quarter and year-end 2005 results.  To participate, call the conference call line at 1-877-209-0397.  A replay of the conference call will be available until Wednesday, February 15, 2006, 11:59 p.m. (Central).  To access this replay, dial 800-475-6701 - Access Code: 815928.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat & GloTM, and Quadra-Fire®,have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2005 the Corporation was recognized as one of America's Most Admired Companies in the furniture industry by Fortune Magazine, and by Industry Week as one of the 50 Best Manufacturing Companies.  In 2006, Forbes Magazine recognized the Corporation for the eighth consecutive year as one of the 400 Best Big Companies in America.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements

Statements in this release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement, (e) from its repurchases of common stock, and (f) from its ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on the Corporation.  All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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                                                                     HNI CORPORATION

                                                 Condensed Consolidated Statement of Operations

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	Dec. 31, 2005	Jan. 1, 2005	Dec. 31, 2005	Jan. 1, 2005
Net sales	$ 661,863	$ 547,348	$2,450,572	$2,093,447
Cost of products sold	420,316	355,049	1,562,654	1,342,143
Gross profit	241,547	192,299	887,918	751,304
Selling and administrative expenses	181,562	147,253	668,910	572,006
Restructuring and impairment charges	2,391	16	3,462	886
Operating income	57,594	45,030	215,546	178,412
Interest income	343	163	1,518	1,343
Interest expense	835	152	2,355	886
Earnings before income taxes and minority interest	57,102	45,041	214,709	178,869
Income taxes	21,345	16,440	77,295	65,287
Earnings before minority interest	35,757	28,601	137,414	113,582
Minority interest in earnings of subsidiary	5	-	(6)	-
Net income	$ 35,752	$ 28,601	$ 137,420	$ 113,582
Net income per common share - basic	$0.67	$0.52	$2.51	$1.99
Average number of common shares outstanding - basic	53,278,249	55,511,214	54,649,199	57,127,110
Net income per common share - diluted	$0.67	$0.51	$2.50	$1.97
Average number of common shares outstanding - diluted	53,693,000	55,897,491	55,033,741	57,577,630

                                                       Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	Dec. 31,	Jan. 1,		Dec. 31,	Jan. 1,
(Dollars in thousands)	2005	2005		2005	2005
Cash and cash equivalents	$ 75,707	$ 29,676	Accounts payable and
Short-term investments	9,035	6,836	accrued expenses	$ 307,952	$ 253,958
Receivables	278,515	234,731	Income taxes	1,270	6,804
Inventories	91,110	77,590	Note payable and current
Deferred income taxes	15,831	14,639	maturities of long-term debt	40,350	646
Prepaid expenses and			Current maturities of other
other current assets	16,400	11,107	long-term obligations	8,602	4,842
Current assets	486,598	374,579	Current liabilities	358,174	266,250

			Long-term debt	103,050	2,627
			Capital lease obligations	819	1,018
Property and equipment - net	294,660	311,344	Other long-term liabilities	50,296	40,045
Goodwill	243,013	224,554	Deferred income taxes	34,617	42,554
Other assets	116,769	111,180
			Minority interest in subsidiary	140	-
			Shareholders' equity	593,944	669,163
			Total liabilities and
Total assets	$1,141,040	$1,021,657	shareholders' equity	$1,141,040	$1,021,657

                                               Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended
(Dollars in thousands)	Dec. 31, 2005	Jan. 1, 2005
Net cash flows from (to) operating activities	$201,009	$194,256
Net cash flows from (to) investing activities:
Capital expenditures	(41,802)	(35,800)
Acquisition spending	(33,804)	(134,848)
Other	659	55,929
Net cash flows from (to) financing activities	(80,031)	(188,843)
Net increase (decrease) in cash and cash equivalents	46,031	(109,306)
Cash and cash equivalents at beginning of period	29,676	138,982
Cash and cash equivalents at end of period	$ 75,707	$ 29,676

                                                                        Business Segment Data

	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	Dec. 31, 2005	Jan. 1, 2005	Dec. 31, 2005	Jan. 1, 2005
Net sales:
Office furniture	$ 495,554	$ 400,732	$1,855,642	$1,570,777
Hearth products	166,309	146,616	594,930	522,670
	$ 661,863	$ 547,348	$2,450,572	$2,093,447

Operating profit:
Office furniture
Operations before restructuring charges	$ 44,597	$ 38,069	$ 179,783	$ 155,782
Restructuring and impairment charges	(2,391)	(16)	(3,462)	(886)
Office furniture - net	42,206	38,053	176,321	154,896
Hearth products	25,108	18,456	74,822	62,158
Total operating profit	67,314	56,509	251,143	217,054
Unallocated corporate expense	(10,219)	(11,468)	(36,424)	(38,185)
Income before income taxes	$ 57,095	$ 45,041	$ 214,719	$ 178,869

Depreciation and amortization expense:
Office furniture	$ 11,225	$ 11,194	$ 43,967	$ 45,737
Hearth products	3,423	3,842	15,275	15,061
General corporate	1,301	2,053	6,272	5,905
	$ 15,949	$ 17,089	$ 65,514	$ 66,703

Capital expenditures - net:
Office furniture	$ 9,279	$ 6,524	$ 27,760	$ 18,635
Hearth products	1,798	3,914	8,498	13,878
General corporate	2,493	972	5,544	3,287
	$ 13,570	$ 11,410	$ 41,802	$ 35,800

			As of	As of
			Dec. 31, 2005	Jan. 1, 2005
Identifiable assets:
Office furniture			$ 618,360	$ 570,294
Hearth products			361,568	338,602
General corporate			161,112	112,761
			$1,141,040	$1,021,657

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